Exhibit 10.5

LIGHTING SCIENCE GROUP CORPORATION
 505 Park Avenue, 21st Floor
New York, New York 10022

October 4, 2007

VIA ELECTRONIC MAIL AND FEDERAL EXPRESS

Mr. Ronald E. Lusk
8238 Forest Hills Boulevard
Dallas, Texas 75218

RE: Offer of Employment

Dear Ron,

I am pleased to offer you full-time employment as Vice Chairman of the Board of Directors (the "Board") of Lighting Science Group Corporation ("LSG") under the following terms of this offer of employment (this "Agreement"):

POSITION
AND DUTIES: You will report to LSG's Chief Executive Officer and will have such duties and responsibilities as are customarily exercised by a person holding the position of Vice Chairman.

EMPLOYMENT
TERM: Subject to earlier termination in accordance with the terms of this Agreement, your employment with LSG under this Agreement (the "Term") will commence on the date (the "Effective Date") of the consummation of the transactions contemplated by the Exchange and Contribution Agreement by and among LED Holdings, LLC and LSG dated as of the date hereof (the "Exchange and Contribution Agreement") and will end on the fifth anniversary of the Effective Date.

BASE SALARY: During the Term, your base salary (the "Base Salary") will be $400,000 per year, payable in regular installments in accordance with LSG's usual payroll practices.

BONUS: During the Term, you will be eligible to participate in all executive bonus plan(s) in which senior executives of LSG participate as the Board, in its sole discretion, may from time to time establish, at a level commensurate to your position with LSG.

BENEFITS: During the Term, you (and, as applicable, your eligible dependents) will be eligible to participate in LSG's employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided to LSG's other senior executives. You will be entitled to twenty (20) days of paid vacation during each full calendar year beginning after the Effective Date.

TERMINATION DUE
TO DEATH OR
DISABILITY: You employment under this Agreement will terminate upon your death or "Disability." If your employment terminates due to death or Disability, you or your estate, as applicable, will be entitled to receive (i) your Base Salary through the date of termination, and (ii) any earned but unpaid annual bonus (collectively, the "Accrued Amounts"). All other benefits, if any, due to you or your estate, as applicable, will be determined in accordance with LSG's plans, policies and practices.

"Disability" means your incapacitation or disability by accident, sickness or otherwise so as to render you mentally or physically incapable of performing your duties under this Agreement, for any period of 90 consecutive days or for an aggregate of 120 days in any period of 365 consecutive days.

TERMINATION FOR
CAUSE; VOLUNTARY
RESIGNATION: At any time during the Term (i) LSG may terminate your employment under this Agreement for "Cause" (as defined below) by written notice specifying the grounds for Cause, and (ii) you may terminate your employment under this Agreement voluntarily (that is, other than due to death or Disability or for "Good Reason" (as defined below)). If LSG terminates your employment for Cause, you will be entitled to receive your Base Salary through the date of termination. If you terminate your employment voluntarily, you will be entitled to the Accrued Amounts.

"Cause" means your: (a) willful breach of your obligations under this Agreement, which breach you fail to cure, if curable, within thirty (30) days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of your material duties to LSG or any of its affiliates; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to LSG or any of its affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-

related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties to LSG or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties to LSG or any of its affiliates.

"Good Reason" means the occurrence, without your prior written consent, of any of the following events: (a) any material breach by LSG of its obligations under this Agreement; (b) a reduction in your Base Salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all officers of LSG that is not more than 10%); (c) a material reduction by LSG in the kind or level of employee benefits to which your are entitled immediately prior to such reduction that is not generally applicable to all executive level employees of LSG; or (d) a material reduction by LSG of your duties and responsibilities, including a material change in job title; provided, that any such event described in (a) through (d) above will not constitute Good Reason unless you deliver to LSG a written notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice LSG has failed to cure the circumstances giving rise to Good Reason.

TERMINATION
WITHOUT CAUSE;
RESIGNATION FOR
GOOD REASON: If LSG terminates your employment under this Agreement without Cause or you resign prior to the end of the Term for Good Reason, LSG will pay you, as severance pay but conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against LSG and its affiliates:

(i) if such termination occurs prior to the first anniversary of the Effective Date, an amount equal to two times (2x) your Base Salary; and (ii) if such termination occurs on or after the first anniversary of the Effective Date, an amount equal to one times (1x) your Base Salary, which amount shall in each case be paid to you in substantially equal installments during the twelve (12) month period following such termination.

WAIVER OF
CERTAIN CHANGE

OF CONTROL
RIGHTS: You hereby (i) waive any and all rights to severance and compensation benefits under the "Change of Control Agreement" (as defined below) in connection with a "Change-in-Control" (as defined in the Change of Control Agreement) resulting from the consummation of the transactions contemplated by the Exchange and Contribution Agreement, (ii) agree that, for all purposes under the Change of Control Agreement, the term "Just Cause," as referenced therein, is replaced by the term "Cause" as defined in this Agreement, and (iii) agree that, for the avoidance of doubt, your put option rights under the Change of Control Agreement (your "Put Option") under all circumstances shall be wholly subordinate and junior in right of payment to the right of the holders of Series B Preferred Stock of LSG to receive prior payment of any liquidation preference to which they are entitled pursuant to LSG's governing documents (including, without limitation, any certificate of designation relating to the Series B Preferred Stock). If you receive any payment from, or distribution of assets of, LSG in respect of your Put Option in contravention of the terms hereof before the entire Series B Preferred Stock preference is paid in full, then and in such event such payment or distribution shall be received and held by you in trust for, and shall be promptly paid over or delivered to, the holders of Series B Preferred Stock to the extent necessary to pay the entire liquidation preference to which such holders are entitled. The "Change of Control Agreement" means the Change of Control Agreement by and between you and LSG (as successor to The Phoenix Group Corporation) effective as of October 12, 2004.

CONFIDENTIALITY: You acknowledge that LSG and its affiliates have a legitimate and continuing proprietary interest in the protection of its "Confidential Information" (as defined below) and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such Confidential Information. During your employment and at all times thereafter, you will not, except with LSG's written consent or in connection with carrying out your duties or responsibilities, furnish or make accessible to anyone or use for your own benefit any trade secrets, confidential or proprietary information of LSG and its affiliates, including business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as "Confidential Information"); provided, that such Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by LSG or a third party without breaching any obligations of LSG, you or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the LSG and its affiliates or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided, that in the event that you are ordered by a court or other government agency to disclose any Confidential Information, you will (i) promptly notify LSG of such order, (ii) at LSG's written request, diligently contest such order at the sole expense of LSG as expenses occur, and (iii) at LSG's written request, seek to obtain, at the sole expense of LSG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

DEVELOPMENTS: "Developments" mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form ("Inventions"), which (i) are conceived, developed or otherwise made or created or produced by you alone or with others during your employment with LSG or (ii) relate in any way to business activities which are the same as or substantially similar to business activities carried on by LSG at any time during your employment with LSG or to the products or services of LSG at any time during your employment with LSG; provided, that, with respect to clauses (i) and (ii), such Inventions are limited to Inventions which are based on existing Inventions of LSG as of the Effective Date or Inventions of LSG during your employment with LSG.

You acknowledge and agree that all Developments shall be the sole and exclusive property of LSG. You agree to, and hereby do, assign to LSG, without any further consideration, all of your right, title and interest throughout the world in and to all Developments. You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that LSG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assign to LSG without any further consideration all of the rights comprised in the copyright and other proprietary rights you may have in any such Development to the extent that it might not be considered a work made for hire. You will make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to LSG promptly after development of the same, and at any time upon request.

Notwithstanding the foregoing, Developments are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, your obligation to assign your right, title and interest throughout the world in and to all Developments does not apply to a Development that you developed entirely on your own time without using LSG's equipment, supplies, facilities or Confidential Information except for those Developments that either: (i) relate to either the business of LSG at the time of conception or reduction to practice of the Development, or actual or demonstrably anticipated research or development of LSG; or (ii) result from any work performed by you for LSG. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit A. You will disclose all Developments to LSG, even if you do not believe that you are required under this Agreement, or pursuant to California Labor Code Section 2870, to assign your interest in such Developments to LSG. If you and LSG disagree as to whether or not a Development is included within the terms of this Agreement, it will be your responsibility to prove that it is not included.

All other matters concerning your employment which are not specifically described in this Agreement will be in accordance with LSG's standard practices and procedures.

Signing below will signify your acceptance of this offer of employment under the terms of this Agreement. This Agreement contains the entire agreement and understanding between you and LSG and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of LSG and its affiliates (either oral or written). Each holder of Series B Preferred Stock of LSG shall be deemed to be a third party beneficiary of the "Waiver of Certain Change of Control Rights" section hereof, entitled to enforce the provisions thereof as if they were a party hereto. The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of LSG.

In the event a dispute arises, this Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the substantive laws of the State of New York. Jurisdiction for resolution of any disputes shall be solely in New York.

[Signature page follows]

If these terms are agreeable to you, please sign and date two copies of this Agreement in the appropriate space at the bottom and return one copy to my attention at the address above (retaining the other copy for your files).

Sincerely,

LIGHTING SCIENCE GROUP CORPORATION

By: __________________________

Acknowledged and Agreed to:

By: _______________________

Ronald E. Lusk

Date: _____________________

Exhibit A

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.